HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FIRST-QUARTER 2019 FINANCIAL RESULTS

•	Strong 1Q net sales, operating profit and EPS exceed company guidance

•	Net sales increased 8% on strength of 10% constant-currency organic growth, including global Champion constant-currency sales growth of 75%

•	Operating profit up low single digits; GAAP EPS flat at $0.22 and adjusted EPS of $0.27 increased 4%

•	Cash generation on plan, and net debt reduced to 3.5 times adjusted EBITDA

•	Full-year 2019 guidance reiterated and 2Q guidance issued

WINSTON-SALEM, N.C. (May 2, 2019) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced first-quarter 2019 results that exceeded its guidance, including net sales growth of 8%, operating profit growth, and reduced debt leverage.

For the first quarter ended March 30, 2019, net sales increased 8% to $1.59 billion and organic sales in constant currency increased 10%, the seventh consecutive quarter of constant-currency organic growth. Sales were fueled by strong U.S. Activewear growth, broad-based International growth, and increased sales of U.S. Innerwear basics. Globally, strong Champion sales growth accelerated.

GAAP operating profit in the first quarter increased 1% to $148 million, while adjusted operating profit increased 2% to $169 million. GAAP diluted earnings per share in the quarter were $0.22, the same as a year ago, and adjusted EPS increased 4% to $0.27. (See the Note on Adjusted Measures and Reconciliation to GAAP Measures section later in this news release for additional discussion and details.)

“We are delighted to continue our business momentum with a very strong first quarter,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “We are generating broad-based growth across businesses and geographies. Our brands are strong, and growth-related investment is delivering results. In addition to the acceleration of Champion growth globally, Innerwear sales increased in Asia, Australia and the Americas, and sales of U.S. Innerwear basics increased for the second consecutive quarter.

“Our cash generation is on plan, our debt leverage is coming down, and our diversified business portfolio is paying dividends. We feel confident in achieving our long-term goals and enhancing value creation with our business model.”

HanesBrands Reports First-Quarter 2019 Financial Results - Page 2

Callouts for First-Quarter 2019 Financial Results

Accelerated Growth Rates for Organic Net Sales and Champion. The 10% growth in constant-currency organic sales in the first quarter accelerated from the 6% growth rate in the fourth-quarter 2018. First-quarter sales for the Innerwear, Activewear and International segments all exceeded company expectations.

Growth initiatives drove a 75% increase in constant-currency global Champion sales outside the mass channel with strong double-digit increases in all regions. Contributors included: U.S. expansion across retail and online channels; strong wholesale expansion in northern and western Europe; strong wholesale and consumer-direct growth in Asia, including continued store openings in China and elsewhere; and distribution expansion beginning in Australia.

Total company consumer-direct sales, defined as brand retail stores and all online business, increased 16% in the first quarter. E-commerce sales increased for each of the Innerwear, Activewear and International segments.

Bad Debt Expense Lowers Operating Profit and EPS Results. The company incurred an unexpected bad debt charge of $4 million in the first quarter related to the insolvency of Heritage Sportswear, a U.S.-based apparel wholesaler for the screen-print industry. The charge affected both GAAP and adjusted operating profit and lowered GAAP and adjusted EPS by approximately $0.01.

Cash Flow on Track, Debt Leverage Reduced. Cash flow from operations was a use of $194 million in the first quarter, which was better than expected as a result of higher net income and improved working capital performance. The company’s debt leverage at the end of the quarter was 3.5 times adjusted EBITDA, down from 3.9 times a year ago. The company continues to expect the leverage ratio to decline to 2.9 times by the end of the year, which is within the company’s target range.

First-Quarter Business Segment Summaries

Innerwear Segment Results Better Than Guidance. U.S. Innerwear segment sales decreased 3% in the first quarter, compared with expectations of a 4% decrease. Operating profit increased 3%, with the operating margin improving 130 basis points to 22%.

Sales of Innerwear basics increased nearly 2%, while Innerwear intimates decreased in line with company expectations. Sales increased for underwear, socks, and shapewear, while the company’s bra turnaround initiatives are continuing. Sales of Innerwear in the online channel increased 6%.

Activewear Segment Sales and Profits Increased on Organic Growth. U.S. Activewear segment first-quarter sales increased 17% and operating profit increased 14%. Operating margin declined 30 basis points as the company invested in distribution to maintain service levels and fulfill accelerating demand for Champion products.

Champion sales increased more than 80% outside the mass channel. As expected, sales of Champion at mass retail declined approximately 3%.

HanesBrands Reports First-Quarter 2019 Financial Results - Page 3

Broad-based and Widespread Strength Drove Strong International Segment Growth. Despite stronger than expected currency headwinds in the quarter, International segment sales increased 13%, while operating profit increased 20%, benefiting from increased volume and integration synergies.

Organic constant-currency sales increased by more than a $100 million, up 18% with regional growth in Europe, Asia, Australia and the Americas. The segment’s total innerwear and total activewear sales each increased.

Bras N Things growth, including increases in comparable-store sales, contributed to increased organic sales after the anniversary of its acquisition in February. The business contributed $18 million in non-organic sales prior to the acquisition anniversary.

2019 Financial Guidance

Hanes has reiterated its full-year 2019 financial guidance issued Feb. 7, 2019, and has issued guidance for the second quarter.

The company expects 2019 net sales of $6.885 billion to $6.985 billion, GAAP operating profit of $900 million to $930 million, adjusted operating profit of $955 million to $985 million, GAAP EPS of $1.59 to $1.67, adjusted EPS of $1.72 to $1.80, and net cash from operations of $700 million to $800 million.

At the midpoint, the 2019 guidance versus 2018 results represents net sales growth of approximately 2%; GAAP and adjusted operating profit growth of 5% and 2%, respectively; GAAP and adjusted EPS growth of 7% and 3%, respectively; and operating cash flow growth of 17%.

For the second quarter, net sales are expected to be approximately $1.735 billion to $1.765 billion. GAAP operating profit is expected to be $223 million to $233 million, and adjusted operating profit is expected to be $238 million to $248 million. GAAP EPS is expected to be $0.40 to $0.42, and adjusted EPS is expected to be $0.43 to $0.45.

Guidance Assumptions. Key assumptions in the company’s guidance include: a cautious outlook for the U.S. brick-and-mortar retail market, including continued door closures; continued progress in U.S. Innerwear revitalization initiatives; price increases and a conservative view on elasticity; negative effects of currency exchange rates; and increased marketing investment to support brand plans.

Organic sales in constant currency for 2019 are expected to increase approximately 3%. Adverse foreign currency exchange rates for the year are expected to reduce net sales as reported by approximately $115 million compared with last year, up from previous expectations of approximately $60 million. The estimate includes the $46 million impact in the first quarter compared with last year and an estimated $40 million impact expected in the second quarter compared with last year. For operating profit, adverse foreign currency exchange rates are expected to reduce full-year results as reported by $17 million compared with last year, up from previous expectations of a $7 million effect.

HanesBrands Reports First-Quarter 2019 Financial Results - Page 4

Segment Guidance. At the midpoint of full-year guidance, International segment net sales are expected to increase approximately 5% and constant-currency organic sales are expected to increase slightly more than 9%. Growth drivers are expected to be Champion sales growth in Asia and Europe and increased innerwear sales in Asia, Australia and the Americas, including the Hanes and Bonds brands. For the second quarter, International segment net sales on a reported basis are expected to increase approximately 1%.

U.S. Innerwear net sales at the midpoint of guidance for both the full year and second quarter are expected to decrease approximately 2%, reflecting a cautious outlook for the impact from retail door closings and benefits from price increases taken in the first quarter.

U.S. Activewear net sales growth at the midpoint of 2019 guidance is expected to approach 4%. Champion sales outside of the mass channel are expected to increase at double-digit rates each quarter, while the Champion mass business is expected to decrease by a low teens percentage, primarily in the second half of the year. Full-year sales for the remainder of the Activewear segment are expected to decrease with a larger decline in the second half as the company transitions to a focus on higher-margin products. The company expects margin expansion for the Activewear segment for the year. For the second quarter, Activewear segment sales are expected to increase approximately 11%.

Additional Guidance. The midpoint of 2019 guidance implies approximately 50 basis points of gross margin enhancement and 10 basis points of adjusted operating profit margin expansion.

GAAP operating profit in 2019 is expected to be affected by approximately $55 million in pretax charges, including $21 million taken in the first quarter and an expected $15 million in the second quarter, related to acquisition integration and other supply chain actions. Approximately $20 million of the full-year charges are expected to be noncash. The charges reflect the completion of all outstanding acquisition integrations as well as Western Hemisphere supply chain realignment that includes speed-to-market initiatives that are part of the revitalization strategy for U.S. Innerwear.

Hanes expects interest expense and other expenses to be approximately $224 million combined, with an estimated $56 million expected in the second quarter. The company expects capital expenditure investment of approximately $90 million to $100 million. A pension contribution of approximately $26 million made in the first quarter is reflected in operating cash flow guidance.

The company’s priority for use of excess operating cash flow is to pay down debt. The company’s debt leverage on a net-debt-to-adjusted-EBITDA basis is expected to be 2.9 times at year end. Consistent with the company’s seasonality, net cash from operations is expected to be a use in the first half.

The company expects an annual effective tax rate of approximately 14% and expects approximately 366 million shares outstanding, a slight increase versus 2018. For the second quarter, the company expects an effective tax rate of approximately 14% and slightly more than 365 million shares outstanding.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

HanesBrands Reports First-Quarter 2019 Financial Results - Page 5

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit and margin, adjusted SG&A, adjusted gross profit and margin, EBITDA, adjusted EBITDA, and the ratio of net debt to adjusted EBITDA.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in 2018 primarily represent acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Charges for actions expected to be taken in 2019 primarily represent supply chain network changes and overhead reduction as well as completion of outstanding acquisition integration. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA, adjusted EBITDA, and the ratio of net debt to adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Net debt is defined as total debt less cash and cash equivalents. These metrics are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses the ratio of net debt to adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. These metrics should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

HanesBrands Reports First-Quarter 2019 Financial Results - Page 6

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed compared to prior-year reporting periods excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Organic net sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date.

Hanes believes this information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this release.

Webcast Conference Call

Hanes will host an Internet webcast of its first-quarter investor conference call at 8:30 a.m. EDT today, May 2, 2019. The webcast of the call, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT today through midnight EDT May 9, 2019. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 9684087.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding channel disruption and future retail door closures, our outlook for cash flow growth and reduced leverage, and statements following the heading 2019 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to

HanesBrands Reports First-Quarter 2019 Financial Results - Page 7

differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects in order to achieve the desired results; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to realize all of the anticipated benefits of acquisitions; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, Maidenform, DIM, Bali, Playtex, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Lovable, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income and Supplemental Financial Information
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	March 30, 2019	March 31, 2018	% Change
Net sales	$1,588,024	$1,471,504	7.9%
Cost of sales	967,148	892,583
Gross profit	620,876	578,921	7.2%
As a % of net sales	39.1%	39.3%
Selling, general and administrative expenses	472,838	432,863
As a % of net sales	29.8%	29.4%
Operating profit	148,038	146,058	1.4%
As a % of net sales	9.3%	9.9%
Other expenses	7,451	5,761
Interest expense, net	48,059	45,763
Income before income tax expense	92,528	94,534
Income tax expense	13,046	15,125
Net income	$79,482	$79,409	0.1%

Earnings per share:
Basic	$0.22	$0.22
Diluted	$0.22	$0.22

Weighted average shares outstanding:
Basic	364,570	361,882
Diluted	365,299	363,291

The following table presents a reconciliation of reported results on a constant currency basis for the quarter ended March 30, 2019 and a comparison to prior year:

	Quarter Ended March 30, 2019
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended March 31, 2018	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,588,024	$(45,536)	$1,633,560	$1,471,504	7.9%	11.0%
Operating profit	148,038	(5,938)	153,976	146,058	1.4%	5.4%
Diluted earnings per share	$0.22	$(0.01)	$0.23	$0.22	—%	4.5%

As adjusted:[2]
Net sales	$1,588,024	$(45,536)	$1,633,560	$1,471,504	7.9%	11.0%
Operating profit	169,411	(5,938)	175,349	165,675	2.3%	5.8%
Diluted earnings per share	$0.27	$(0.01)	$0.28	$0.26	3.8%	7.7%

¹
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results. This calculation excludes entities acquired within the past twelve months.

2	See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Table 5.

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(in thousands)
(Unaudited)

	Quarter Ended
	March 30, 2019	March 31, 2018	% Change
Segment net sales:
Innerwear	$475,945	$491,078	(3.1)%
Activewear	405,340	346,125	17.1
International	646,180	569,887	13.4
Other	60,559	64,414	(6.0)
Total net sales	$1,588,024	$1,471,504	7.9%

Segment operating profit:
Innerwear	$104,626	$101,419	3.2%
Activewear	43,593	38,287	13.9
International	92,698	77,061	20.3
Other	754	2,627	(71.3)
General corporate expenses/other	(72,260)	(53,719)	34.5
Acquisition, integration and other action-related charges	(21,373)	(19,617)	9.0
Total operating profit	$148,038	$146,058	1.4%

The following table presents a reconciliation of total reported net sales to organic constant currency net sales for the quarter ended March 30, 2019 and a comparison to prior year:

	Quarter Ended March 30, 2019
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$475,945	$—	$—	$475,945	(3.1)%
Activewear	405,340	—	—	405,340	17.1
International	646,180	17,515	(45,536)	674,201	18.3
Other	60,559	—	—	60,559	(6.0)
Total	$1,588,024	$17,515	$(45,536)	$1,616,045	9.8%

¹	Net sales derived from businesses acquired within the past twelve months.
2
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

On a constant currency basis, global Champion sales outside the mass channel increased 75% in the first quarter of 2019 compared to the first quarter of 2018.  Including the unfavorable foreign currency impact of $14.1 million, global Champion revenue outside the mass channel increased 70% in the quarter.

On an organic, constant currency basis, net sales increased 6% in the fourth quarter of 2018 compared to the fourth quarter of 2017. Including acquisition contributions of $45.0 million and the unfavorable foreign currency impact of $25.8 million, net sales increased 7% in the quarter.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 30, 2019	December 29, 2018
Assets
Cash and cash equivalents	$287,080	$433,022
Trade accounts receivable, net	932,875	870,878
Inventories	2,235,809	2,054,458
Other current assets	166,123	159,231
Total current assets	3,621,887	3,517,589

Property, net	601,689	607,688
Right-of-use assets	484,453	—
Trademarks and other identifiable intangibles, net	1,547,718	1,555,381
Goodwill	1,240,652	1,241,727
Deferred tax assets	257,393	249,693
Other noncurrent assets	94,233	83,880
Total assets	$7,848,025	$7,255,958

Liabilities
Accounts payable and accrued liabilities	$1,559,432	$1,583,834
Lease liabilities	140,435	—
Notes payable	5,753	5,824
Accounts Receivable Securitization Facility	200,000	161,608
Current portion of long-term debt	276,815	278,976
Total current liabilities	2,182,435	2,030,242

Long-term debt	3,615,493	3,534,183
Lease liabilities - noncurrent	373,365	—
Pension and postretirement benefits	352,069	378,972
Accrued income taxes - noncurrent	100,626	100,626
Other noncurrent liabilities	185,999	241,652
Total liabilities	6,809,987	6,285,675

Stockholders’ Equity	1,038,038	970,283
Total liabilities and stockholders’ equity	$7,848,025	$7,255,958

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarter Ended
	March 30, 2019	March 31, 2018
Operating Activities:
Net income	$79,482	$79,409
Depreciation and amortization	32,234	31,925
Stock compensation expense	5,178	4,746
Other noncash items	9,908	(452)
Changes in assets and liabilities, net	(321,093)	(243,771)
Net cash from operating activities	(194,291)	(128,143)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(25,133)	(18,298)
Acquisition of business, net of cash acquired	—	(334,915)
Net cash from investing activities	(25,133)	(353,213)

Financing Activities:
Cash dividends paid	(54,221)	(54,053)
Net borrowings on notes payable, debt and other	125,928	513,137
Net cash from financing activities	71,707	459,084
Effect of changes in foreign exchange rates on cash	2,104	1,186
Change in cash, cash equivalents and restricted cash	(145,613)	(21,086)
Cash, cash equivalents and restricted cash at beginning of year	455,732	421,566
Cash, cash equivalents and restricted cash at end of period	310,119	400,480
Less restricted cash at end of period	23,039	26,818
Cash and cash equivalents per balance sheet at end of period	$287,080	$373,662

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	March 30, 2019	March 31, 2018
Gross profit, as reported under GAAP	$620,876	$578,921
Acquisition, integration and other action-related charges	17,692	10,753
Gross profit, as adjusted	$638,568	$589,674
As a % of net sales	40.2%	40.1%

Selling, general and administrative expenses, as reported under GAAP	$472,838	$432,863
Acquisition, integration and other action-related charges	(3,681)	(8,864)
Selling, general and administrative expenses, as adjusted	$469,157	$423,999
As a % of net sales	29.5%	28.8%

Operating profit, as reported under GAAP	$148,038	$146,058
Acquisition, integration and other action-related charges included in gross profit	17,692	10,753
Acquisition, integration and other action-related charges included in SG&A	3,681	8,864
Operating profit, as adjusted	$169,411	$165,675
As a % of net sales	10.7%	11.3%

Net income, as reported under GAAP	$79,482	$79,409
Action and other related charges:
Acquisition, integration and other action-related charges included in gross profit	17,692	10,753
Acquisition, integration and other action-related charges included in SG&A	3,681	8,864
Debt refinance charges included in other expenses	—	(50)
Tax effect on actions	(3,013)	(3,131)
Net income, as adjusted	$97,842	$95,845

Diluted earnings per share, as reported under GAAP	$0.22	$0.22
Action and other related charges	0.05	0.05
Diluted earnings per share, as adjusted	$0.27	$0.26

	Quarter Ended
	March 30, 2019	March 31, 2018
Action and other related charges by category:
Supply chain actions	$17,692	$—
Hanes Europe Innerwear	—	8,576
Hanes Australasia	—	6,092
Other acquisitions and other action-related costs	3,681	4,949
Debt refinance charges	—	(50)
Tax effect on actions	(3,013)	(3,131)
Total action and other related charges	$18,360	$16,436

	Last Twelve Months
	March 30, 2019	March 31, 2018
EBITDA[1]:
Net income	$553,157	$70,318
Interest expense, net	196,971	178,061
Income tax expense	91,718	483,739
Depreciation and amortization	132,105	125,647
Total EBITDA	973,951	857,765
Total action and other related charges (excluding tax effect on actions)	81,968	179,104
Stock compensation expense	21,848	24,800
Total EBITDA, as adjusted	$1,077,767	$1,061,669

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility)	$4,092,308	$4,508,035
Notes payable	5,753	17,830
(Less) Cash and cash equivalents	(287,080)	(373,662)
Net debt	$3,810,981	$4,152,203

Net debt/EBITDA, as adjusted	3.5	3.9

1	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 6
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook1
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended	Year Ended
	June 29, 2019	December 28, 2019
Operating profit outlook, as calculated under GAAP	$223,000 to $233,000	$900,000 to $930,000
Acquisition, integration and other action-related charges	$15,000	$55,000
Operating profit outlook, as adjusted	$238,000 to $248,000	$955,000 to $985,000

Diluted earnings per share, as calculated under GAAP	$0.40 to $0.42	$1.59 to $1.67
Acquisition, integration and other action-related charges	$0.03	$0.13
Diluted earnings per share, as adjusted	$0.43 to $0.45	$1.72 to $1.80

¹
Hanesbrands is unable to reconcile projections for net debt to EBITDA, as adjusted, as of the end of the 2019 fiscal year without unreasonable efforts, because the Company cannot predict, without unreasonable effort and otherwise to a reasonable degree of certainty, the exact amount of certain items that would impact this ratio, such as debt balances, revenue, tax rates, interest expense and stock compensation expense.